UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: October 16, 2008

333-64122
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

On or about October 16, 2008, Blast Energy Services, Inc. (“Blast”, “we,” “us,” or the “Company”) paid off its $2.1 million Senior Lien with Laurus Master Fund, Ltd., and a $125,000 Note with McClain County, Oklahoma as a result of favorably settling certain lawsuits with former customers. Blast also agreed to redeem 2,000,000 shares of Blast’s Series A Preferred Stock (the “Preferred Shares”) held by Clyde Berg and McAfee Capital, LLC at the face value of the Preferred Shares, $0.50 per share, and paid $1,000,000 to redeem the Preferred Shares (the “Redemption”).  The Preferred Shares have a dividend rate of 8% per annum until paid or converted.

In connection with the Redemption, Blast cancelled the 1,000,000 Preferred Shares each held by Clyde Berg and McAfee Capital, LLC, and consequently only 6,000,000 Preferred Shares remain outstanding as of the date of this filing.

Furthermore, an obligation for $191,000 owed to certain of Blast’s board of directors for deferred compensation for the 2007 fiscal year and through September 30, 2008, was converted into stock. The stock conversion was made at $0.20 per share and accordingly shares will be issued to the following Board members in exchange for the forgiveness of debt:

Jack Block	182,500 shares;
Roger (Pat) Herbert	340,000 shares;
Jeffrey Pendergraft	287,500 shares;
Michael Peterson	50,000 shares; and
Fred Ruiz (retired)	95,000 shares.

Blast claims an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended for the above issuances, since the foregoing did not involve a public offering, the recipient took the securities for investment and not resale and Blast took appropriate measures to restrict transfer.

Blast believes that theses steps represent significant benefits to Blast and help to reduce Blast’s outstanding liabilities.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

	By:	/s/ John MacDonald, CFO
John MacDonald
Chief Financial Officer
Principal Accounting Officer

Date: October 21, 2008